UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

VISIONCHINA MEDIA INC.

 (Name of Issuer)

Common Shares Par Value US$0.0001

(Title of Class of Securities)

92833U921**

 (CUSIP Number)

January 2, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[ x ] Rule 13d-1(c)

[    ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**This CUSIP applies to the American Depository Shares, evidence by American Depository Receipts, each representing one Common Share.  No CUSIP has been assigned to the Common Shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 92833U921                                               13G/A                                             Page 2 of 18 Pages

1.

NAME OF REPORTING PERSONS

Oak Investment Partners XII, Limited Partnership

20-4960838

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

6,127,686 shares of Common Shares

6.

SHARED VOTING POWER

0 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

6,127,686 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

0 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 92833U921                                              13G/A                                             Page 3 of 18 Pages

1.

NAME OF REPORTING PERSONS

Oak Associates XII, LLC

20-4961045

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

OO - LLC

CUSIP NO. 92833U921                                              13G/A                                             Page 4 of 18 Pages

1.

NAME OF REPORTING PERSONS

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

CO

CUSIP NO. 92833U921                                              13G/A                                             Page 5 of 18 Pages

1.

NAME OF REPORTING PERSONS

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 92833U921                                              13G/A                                             Page 6 of 18 Pages

1.

NAME OF REPORTING PERSONS

Gerald R. Gallagher

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 92833U921                                              13G/A                                             Page 7 of 18 Pages

1.

NAME OF REPORTING PERSONS

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 92833U921                                                 13G/A                                             Page 8 of 18 Pages

1.

NAME OF REPORTING PERSONS

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 92833U921                                                13G/A                                             Page 9 of 18 Pages

1.

NAME OF REPORTING PERSONS

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 92833U921                                                13G/A                                             Page 10 of 18 Pages

1.

NAME OF REPORTING PERSONS

Grace A. Ames

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 92833U921                                                13G/A                                             Page 11 of 18 Pages

1.

NAME OF REPORTING PERSONS

Iftikar A. Ahmed

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 92833U921                                                13G/A                                             Page 12 of 18 Pages

1.

NAME OF REPORTING PERSONS

Warren B. Riley

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [   ]

(b)  [ x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 shares of Common Shares

6.

SHARED VOTING POWER

6,127,686 shares of Common Shares

7.

SOLE DISPOSITIVE POWER

0 shares of Common Shares

8.

SHARED DISPOSITIVE POWER

6,127,686 shares of Common Shares

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,127,686 shares of Common Shares

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.5%

12.

TYPE OF REPORTING PERSON

IN

Item 1.

(a)

Name of issuer:  VISIONCHINA MEDIA INC

(b)

Address of issuer’s principal executive offices:

1/F Block No 7 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

China

Item 2.

(a)

Names of persons filing:

Oak Investment Partners XII, Limited Partnership

Oak Associates XII, LLC

Oak Management Corporation

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

(b)

Address of principal business office or, if none, residence:

c/o Oak Management Corporation

One Gorham Island

Westport, Connecticut 06880

(c)

Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d)

Title of class of securities:

Common Shares, par value US$0.0001 per share

(e)

CUSIP No.:

92833U921

This CUSIP applies to the American Depository Shares, evidenced by American Depository Receipts, each representing one Common Share.  No CUSIP has been assigned to the Common Shares.

Item 3. Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c):

Not applicable

Item 4. Ownership

The information in Items 1 and 5 through 11 on the cover pages of this Schedule 13G is hereby incorporated by reference.

The approximate percentages of shares of Common Shares reported as beneficially owned by the Reporting Persons are based upon 72,140,684 shares of Common Shares outstanding, as reported in the Issuer’s Amendment No. 1 to Form 20-F for the fiscal year ending December 31, 2009.

Oak Associates XII, LLC is the general partner of Oak Investment Partners XII, Limited Partnership.  Oak Management Corporation is the manager of Oak Investment Partners XII, Limited Partnership.  Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont, Grace A. Ames, Iftikar A. Ahmed and Warren B. Riley are the managing members of the general partner of Oak Investment Partners XII, Limited Partnership, and, as such, may be deemed to possess shared beneficial ownership of any shares of common shares held by such entities.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Shares or securities convertible into or exercisable for Common Shares other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Item 5. Ownership of 5 Percent or Less of a Class.

Not applicable

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8. Identification and Classification of Members of the Group.

Not applicable

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certifications.

By signing below each of the Reporting Persons certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

Each of the undersigned hereby agrees that this Schedule 13G with respect to the shares of Common Shares of VISIONCHINA MEDIA INC. has been filed on behalf of the undersigned.  After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  February 11, 2011

Entities:

Oak Investment Partners XII, Limited Partnership

Oak Associates XII, LLC

Oak Management Corporation

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A

Joint Filing Agreement

EXHIBIT B

Power of Attorney

EXHIBIT A

Joint Filing Agreement

Each of the undersigned hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto with respect to the Issuer.

Dated: February 11, 2011

Entities:

Oak Investment Partners XII, Limited Partnership

Oak Associates XII, LLC

Oak Management Corporation

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or Managing Member

or as attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

By:

/s/Edward F. Glassmeyer

Edward F. Glassmeyer,

individually and as

attorney-in-fact for the

above-listed individuals

EXHIBIT B

Power of Attorney

The undersigned hereby make, constitute and appoint each of Edward F. Glassmeyer and Ann H. Lamont, acting jointly or individually, with full power of substitution, the true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission (the “Commission”), a statement on Schedule 13G and/or 13D with respect to the securities of VISIONCHINA MEDIA INC., and any and all amendments thereto pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any other forms, certificates, documents or instruments (including a Joint Filing Agreement) that the attorneys-in-fact (or either of them) deems necessary or appropriate in order to enable the undersigned to comply with the requirements of said Section 13(d) and said rules and regulations.

Dated: February 11, 2011

Oak Investment Partners XII, Limited Partnership By: Oak Associates XII, LLC, its general partner By: /s/Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member	Oak Associates XII, LLC By: /s/Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: Managing Member
Oak Management Corporation By: /s/Edward F. Glassmeyer Name: Edward F. Glassmeyer Title: President
/s/Bandel L. Carano Bandel L. Carano	/s/ Gerald R. Gallagher Gerald R. Gallagher
/s/Edward F. Glassmeyer Edward F. Glassmeyer	/s/ Fredric W. Harman Fredric W. Harman
/s/Ann H. Lamont Ann H. Lamont	/s/Grace A. Ames Grace A. Ames
/s/Iftikar A. Ahmed Iftikar A. Ahmed	/s/Warren B. Riley Warren B. Riley